U. S. Securities and Exchange Commission

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT UNDER SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

August 1, 2002

Commission File No. 0-30689

Rocky Mountain Energy Corporation

(Name of Small Business Issuer in its Charter)

Nevada	90-0031918
(State or Other Jurisdiction of incorporation or organization)	(I.R.S. Employer I.D. No.)

333 N. Sam Houston Parkway, Suite 910

Houston, TX 77060

(Address of Principal Executive Offices)

Issuer's Telephone Number: (281) 448-6500

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Sections 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. (1) Yes X No (2) Yes X No

Item 4. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

Anderson, Anderson & Strong, L.C., Certified Public Accountants located in Salt Lake City, Utah audited the financial statements of Rocky Mountain Energy Corporation (formerly known as Emission Control Devices, Inc.) for the year ended December 31, 2001. Anderson, Anderson & Strong, was dismissed by management on August 1, 2002, as a result of engaging another auditor for the Company, Massella Rubenstein, LLP on August 1, 2002.

The decision to change accountants was approved by the board of directors.

There were no disagreements between the Company and Anderson, Anderson & Strong, L.C. whether resolved or not resolved, on any matter of accounting principles or practices, financial statement disclosure or auditing, scope or procedure which, if not resolved, would have caused them to make reference to the subject matter of the disagreement in connection with their reports.

The Reports of Anderson, Anderson & Strong, P.C. for the year of 2001 did not contain any adverse opinions or disclaimers of opinion, but noted as to uncertainty, audit scope or accounting principles as follows:

Note 4 of the audited financial statements of Emission Control Devices, Inc. for the year ended December 31, 2001, addressed "Going Concern" uncertainties, which stated, in part, "Continuation of the Company as a going concern is dependent on obtaining additional working capital and the management of the Company has developed a strategy, which it believes will accomplish this objective through additional equity funding and long term financing which will enable the company to operate for the coming year." Management does not disagree with this statement.

Management did not consult Massella Rubenstein, LLP regarding the application of accounting principles to a specific completed or contemplated transaction or the type of audit opinion that might be rendered, nor concerning any matter that was the subject of any disagreement or event.
Exhibits	Description
EX-16	Letter regarding change of certifying accountant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Rocky Mountain Energy Corporation

Date: August 8, 2002 By /s/ John Ehrman

John Ehrman, President